                                                                    EXHIBIT 99.A
STOCK PURCHASE AGREEMENT
















                                   8 of 13

                                                                    EXHIBIT 99.A


                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement"), dated as of March 6, 1997, is entered into by and between Ravine Partners, Ltd., a Texas limited partnership ("Purchaser"), and The Mortgage Insurance Company of Canada, a corporation formed under the Canadian Insurance Companies Act ("Seller").

                                    RECITALS

Seller is the owner at the date hereof of 9,433,456 shares of the issued and outstanding ordinary stock, no par value ("Ordinary Stock"), of Inter-City Products Corporation, a corporation existing under the Canada Business Corporation Act ("ICP").

Seller desires to sell and Purchaser desires to purchase 3,989,870 shares of the outstanding shares of Ordinary Stock currently owned by Seller (the "Acquired Shares"), upon the terms set forth in this Agreement.

                                   AGREEMENT

Based upon the foregoing and the mutual promises contained herein, the parties agree as follows:

1.  PURCHASE AND SALE OF COMMON STOCK

1.1 Purchase. Upon the terms and subject to the conditions of this Agreement, on the Closing Date: (i) Seller shall sell, assign, convey, transfer and deliver to Purchaser or its designee, free and clear of any pledge, security interest, lien, charge, option, encumbrance or other restriction of any kind or nature whatsoever ("Lien") the Acquired Shares, and (ii) Purchaser shall pay to Seller the aggregate cash consideration of Twenty-One Million, Six Hundred Forty-Five Thousand, Forty-Five Canadian Dollars (CN $21,645,045.00) by Purchaser's wire transfer of immediately-available funds.

1.2 Closing. Upon satisfaction or waiver of the conditions precedent set forth in Section 3, and unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 4, a closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place within three (3) business days of the date that all of the conditions precedent set forth in
Section 3 are satisfied, or such other time or date as is agreed to in writing by Seller and the Purchaser (the time and date of such Closing is referred to herein as the "Closing Date"). The parties will use their best efforts to have the Closing on March 21, 1997. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.

2.  REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:


                                   9 of 13

(a) Organization and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the applicable laws of Canada and has the requisite corporate power and authority to sell, assign, convey, transfer and deliver the Acquired Shares and to enter into this Agreement and perform its obligations hereunder.

(b) Authorization, Execution and Delivery, Etc. The execution, delivery and performance by Seller of this Agreement and all other agreements contemplated hereby or necessary in connection herewith and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller: (i) has good and valid title to the Acquired Shares, free and clear of all Liens; and (ii) upon delivery of and payment for the Acquired Shares in accordance with Section 1.1 hereof, good and valid title to the Acquired Shares will pass to the Purchaser free and clear of all Liens.

(c) Third Party Consents. There is no legal impediment to Seller's consummation of the transactions contemplated by this Agreement, and no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) Organization and Power. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas and has the requisite partnership power and authority to own, hold and purchase the Acquired Shares and to enter into this Agreement and perform its obligations hereunder.

(b) Authorization Execution and Delivery, Etc.. The execution, delivery and performance by Purchaser of this Agreement and all other agreements contemplated hereby or necessary in connection herewith and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(c) Third Party Consents. Other than in connection with compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"),
(i) there is no legal impediment to Purchaser's consummation of the transactions contemplated by this Agreement, and (ii) no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement. Purchaser will make its HSR Act filing as soon as possible after the execution hereof and will diligently pursue obtaining clearance to acquire the Acquired Shares thereunder.





                                   10 of 13

(d) Investment Purposes. Purchaser is acquiring the Acquired Shares for its own account for investment purposes and not with a view to or in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Purchaser will not dispose of any shares of the Acquired Shares in any transaction that violates, or any series of related transactions that violate, the Securities Act. Purchaser will not sell any Acquired Shares in Canada except in compliance with applicable securities laws and in any event will not sell in Canada to of for the benefit of any resident of Canada for a period of at least 40 days following the Closing Date. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Acquired Shares. In making the decision to acquire the Acquired Shares, Purchaser has relied upon its own independent investigation and, in the course of such investigation, Purchaser has been provided the opportunity to examine all documents, and ask all questions of ICP's management, concerning all matters relevant to this transaction. Other than the representations and warranties of Seller contained in Section 2.1, Seller has made no representations or warranties concerning the Acquired Shares, ICP, or any matter related thereto, that Purchaser is relying on in acquiring the Acquired Shares.

3.     CONDITIONS PRECEDENT

3.1 Conditions to Obligations of Each Party. The obligations of each party hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Purchaser and Seller:

(a) Waiting Periods. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(b) No Injunction. No court or other governmental body or public authority shall have issued an order which shall then be in effect restraining, enjoining or prohibiting the transactions contemplated by this Agreement.

4.     TERMINATION

4.1 Termination by Collective Agreement. This Agreement may be terminated at any time prior to the Closing by the joint written agreement of Seller and Purchaser.

4.2 Termination by Either Party. This Agreement may be terminated by written notice by either party to the other at any time prior to the Closing:

(a) if a representation or warranty contained in Section 2.1 or Section 2.2 shall become untrue and the breaching party shall have been afforded reasonable opportunity to cure such breach; or

(b) if the transactions contemplated by this Agreement have not been consummated by April 30, 1997 (unless a later date is established by the mutual written consent of such parties before such date).





                                   11 of 13

4.3 Effect of Failure by a Party to Consummate Transaction Due to Breach. Provided that Purchaser, in the event Seller is the breaching party, or Seller, in the event the Purchaser is the breaching party, is not then in breach of any of its own obligations under this Agreement, upon (i) termination of this Agreement due to a breach as described in Section 4.2 (a) or (ii) the failure of a party to perform its obligations hereunder after all of the conditions precedent set forth in Section 3 are satisfied, the non-breaching party shall be entitled to reimbursement of all fees and expenses incurred by the non-breaching party and to pursue against the breaching party any and all rights and/or remedies, at law or in equity, to which such non-breaching party may be entitled.

4.4 Effects of Termination. Except as provided in Section 4.3, upon any such termination pursuant to this Section 4, neither Purchaser nor Seller shall have any liability or further obligation to the other party to this Agreement as a result thereof.

5.     MISCELLANEOUS

5.1 Further Assurances. Seller hereby covenants and agrees to and with Purchaser to execute and deliver such additional instruments of sale, assignment, conveyance, transfer or delivery and to take such additional reasonable action as Purchaser may reasonably request to more effectively transfer to and vest in Purchaser, and to put Purchaser in possession of, or give Purchaser the benefit or enjoyment of, any and all of the Acquired Shares, free and clear of any and all Liens.

5.2 Finder's and Broker's Fees. Seller and Purchaser each represent and warrant to the other that there are no claims (or any basis therefor) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by either of the Purchaser or Seller.

       IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first written above.


PURCHASER:

Ravine Partners, Ltd.


/s/ RICHARD W. SNYDER
----------------------------------
Richard W. Snyder, General Partner

SELLER:

The Mortgage Insurance Company
  of Canada


/s/ DAVID A. RATEE
----------------------------------
David A. Ratee, President




                                   12 of 13